Exhibit 99.1

Roundtable and RYVYL Announce Shareholders Approve Merger, with 99% of Votes Cast in Favor

Seattle, WA, April 2, 2026 — RYVYL Inc. (NASDAQ: RVYL) (“RYVYL” or the “Company”), and RTB Digital Inc.’s (Roundtable) CEO, James Heckman, announced today that the merger was approved at the Company’s Special Meeting of Shareholders held on April 1, 2026.

The approval removes the final corporate hurdle to complete the merger, and, subject to Nasdaq approval of Roundtable’s initial listing application, which has been filed, establishes the foundation to list the combined company on Nasdaq as RTB Digital Inc., expected to be listed under the ticker symbol RTB. The transaction is anticipated to consummate imminently.

“We are grateful for the outcome of today’s Special Meeting and appreciate RYVYL stockholders’ support for the merger,” said Heckman, founder and CEO of Roundtable. “In anticipation of bringing our Web3, AI-powered digital media platform to NASDAQ.” 99% of votes cast were in favor.” which we believe reflects strong understanding of the transformative impact our platform can deliver to major media businesses,” added Heckman.

About Roundtable (RTB Digital, Inc.)

Transforming the $200B Global Media Industry from Web1 to Web4. Roundtable is the only full-stack enterprise platform combining AI and Web3 infrastructure, including decentralized publishing, DeFi payments and reporting, data encryption and IP protection, syndication, revenue optimization, AI-based business intelligence, management and operations, custom network applications, and a real-time blockchain-based payment and reporting system. The platform represents a multi-generational leap in technology. For more information, visit RTB.io.

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) operates a digital payment processing business enabling transactions around the globe and provides payment solutions for underserved markets.

Cautionary Note Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to the Company. Such forward-looking statements include statements that are characterized by future or conditional words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate” and “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. Such forward-looking statements include statements regarding the timing and effects of the Reverse Stock Split. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results to differ materially from those expressed in or contemplated by the forward-looking statements, including the risk that the Reverse Stock Split will not guarantee that the Company regains compliance with Nasdaq’s listing requirements or will remain in compliance with all other requirements for continued listing on Nasdaq. Other risk factors affecting the Company are discussed in detail in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

RYVYL IR Contact:

Richard Land, Alliance Advisors Investor Relations

973-873-7686, ryvylinvestor@allianceadvisors.com

Roundtable PR Contact:

Mehab Qureshi, RTB Digital Inc.

+91 90289 77198, press@roundtable.io